Exhibit 3.3

EXHIBIT C

NEITHER THIS WARRANT NOR THE SECURITIES FOR WHICH IT IS EXERCISABLE OR CONVERTIBLE HAVE BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”). THEY MAY NOT BE SOLD, OFFERED FOR SALE, PLEDGED OR HYPOTHECATED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT AS TO THE SECURITIES UNDER THE ACT OR THE AVAILABILITY OF AN EXEMPTION FROM THE REGISTRATION PROVISIONS OF THE ACT AND APPLICABLE STATE SECURITIES LAWS.

Warrant No. [___]

MYOMO, INC.

WARRANT

THIS WARRANT (the “Warrant”) certifies that [ ] (the “Holder”), is entitled to subscribe for and purchase up to that number of Shares (as defined below) of Myomo, Inc., a Delaware corporation (the “Company”), at a per Share exercise price determined pursuant to Section 1. Reference is made to that certain Securities Purchase Agreement dated December __, 2015 among the Company, the Holder and certain other lenders (the “Purchase Agreement”). Capitalized terms used herein and not otherwise defined shall have the respective meanings given such terms in the Purchase Agreement.

1. Calculation of Number of Shares; Warrant Price. This Warrant shall become exercisable for that number of Conversion Shares equal to the amount obtained by dividing (i) $[15% OF AMOUNT INVESTED] by (ii) the lowest price paid per share for Equity Securities by the investors (excluding conversions of other convertible notes) in the Next Equity Financing (subject to adjustment from time to time pursuant to the provisions of Section 5 hereof, the “Warrant Price”).

2. Term of Warrant. The purchase right represented by this Warrant is exercisable, in whole or in part, at any time beginning on the date of the closing of the Next Equity Financing and ending on the five-year anniversary thereof. At the end of the term, this Warrant will expire with no value if not exercised prior to such date. . Notwithstanding the foregoing, this Warrant shall terminate, and have no force or effect (a) upon the consummation of a Deemed Liquidation Event (as such term is defined in the Company’s Certificate of Incorporation), (b) if the Next Equity Financing has not occurred by the Maturity Date, on the Maturity Date or (c) the consummation of the Company’s first underwritten public offering of its common stock under the Act.

3. Method of Exercise; Payment; Issuance of New Warrant. Subject to Section 2 hereof, the purchase right represented by this Warrant may be exercised by the Holder, in whole or in part, by the surrender of this Warrant (with the notice of exercise form attached hereto as Exhibit 1 duly executed) at the principal office of the Company and, if applicable, by the payment to the Company, by check or wire transfer of immediately available funds, of an amount equal to the then applicable Warrant Price per Conversion Share multiplied by the number of Conversion Shares then being purchased. The Company agrees that the Conversion Shares so purchased shall be deemed to be issued to the Holder as the record owner of such Conversion Shares as of the close of business on the date on which this Warrant shall have been surrendered (with the duly executed notice of exercise) and payment made for such Conversion Shares as aforesaid. In the event of any exercise of this Warrant, certificates for the Conversion Shares so purchased shall be delivered to the Holder within twenty (20) days thereafter and, unless this Warrant has been fully exercised or expired, a new Warrant representing the portion of the Conversion Shares, if any, with respect to which this Warrant shall not then have been exercised, shall also be issued to the Holder within such reasonably practicable period.

Notwithstanding any provisions herein to the contrary, in lieu of exercising this Warrant by payment of the Warrant Price in cash, the Holder may elect to receive Conversion Shares equal to the value (as determined below) of this Warrant by surrender of this Warrant at the principal office of the Company together with notice of such election in which event the Company shall issue to the Holder a number of Conversion Shares computed using the following formula:

X = Y (A - B)

 A

Where	X =	the number of Conversion Shares to be issued to the Holder;

Y =	the number of Conversion Shares purchasable under the Warrant;

A =	the fair market value per Conversion Share (at the date of such calculation); and

B =	The Warrant Price (as adjusted to the date of such calculation)

For purposes of the above calculation, fair market value per Conversion Share shall be determined in good faith by the Company’s Board of Directors; provided, however, that where there is a public market for Conversion Shares, the fair market value per Conversion Share shall be the average of the closing prices (or bid prices if there are no such closing prices) per Conversion Share quoted in the over-the-counter Market Summary or the closing price quoted on the NASDAQ National Market System or on the primary national securities exchange on which Conversion Shares are then listed, whichever is applicable, as published in the Wall Street Journal (or, if not so reported, as otherwise reported by the NASDAQ System) for the 10 trading days prior to the date of determination of fair market value.

4. Shares Fully Paid; Reservation of Shares. All Conversion Shares that may be issued upon the exercise or conversion of this Warrant will, upon issuance, be fully paid and nonassessable, and free from all taxes, liens and charges with respect to the issue thereof. During the period within which the rights represented by this Warrant may be exercised, the Company will at all times have authorized, and reserved for the purpose of the issuance upon exercise of the purchase rights evidenced by this Warrant, a sufficient number of Conversion Shares to provide for the exercise of the rights represented by this Warrant.

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5. Adjustment of Purchase Price and Number of Shares. The kind of securities purchasable upon the exercise of this Warrant, the Warrant Price and the number of Conversion Shares purchasable upon exercise of this Warrant shall be subject to adjustment from time to time upon the occurrence of any reclassification or change of outstanding securities of the class issuable upon exercise of this Warrant or in case of any Acquisition Transaction (as defined below). For the purposes of this Warrant, the term “Acquisition Transaction” shall mean any transaction or series of related transactions to which the Company is a party and results in or may result in the consummation of a merger, combination, consolidation or other reorganization of the Company with or into any third party, or the transfer of all or substantially all of the assets of the Company to a third party, other than any such merger, combination, consolidation, reorganization or transfer following which the holders of capital stock (or the equivalent form of equity interests, hereinafter, “Equity Interests”) of the Company immediately prior to such merger, combination, consolidation, reorganization or transfer continue to hold, solely in respect of their interests in the Company’s Equity Interests immediately prior to such merger, combination, consolidation, reorganization or transfer, at least 50% of the voting power of the outstanding Equity Interests of the Company or the surviving or acquiring entity.

6. Fractional Shares. No fractional shares will be issued in connection with any exercise hereunder, but in lieu of such fractional shares the Company shall make a cash payment therefor upon the basis of the Warrant Price then in effect.

7. Compliance with the Act. The holder of this Warrant, by acceptance hereof, agrees that this Warrant and the Conversion Shares to be issued upon exercise or conversion hereof are being acquired for investment for such holder’s own account and not with a view toward distribution thereof, and that it will not offer, sell or otherwise dispose of this Warrant or any Conversion Shares to be issued upon exercise or conversion hereof unless this Warrant has been registered under the Act or an exemption from the registration provisions of the Act and applicable state securities laws is available.

8. Transfer and Exchange of Warrant.

(a) 8.1 Transfer. Subject to compliance with the Act, as amended, this Warrant may not be transferred by the Holder without the Company’s prior written consent; provided, however, that this Warrant may be transferred without consent to (i) any person that is a subsidiary, parent, general partner, limited partner, retired partner, member, equity holder, stockholder or nominee of the Holder or (ii) any Affiliate of the Holder (collectively, “Permitted Transferees”); provided, further, however, that in any such event, the Holder shall provide the Company notice of such transfer and such transferee shall remain subject to the terms of this Warrant and so acknowledge in writing as a condition precedent to the effectiveness of such transfer. For the purposes hereof, “Affiliate” shall mean with respect to a specified person, any person, which directly or indirectly, controls, is controlled by or is under common control with such person, including, without limitation any general partner, managing member, officer or director of such person and any venture capital fund now or hereafter existing which is controlled by or under common control with one or more general partners or managing members of, or shares the same management company with, such person.

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8.2. Exchange. Subject to compliance with the terms hereof, this Warrant and all rights hereunder are transferable in whole, at the office of the Company by the holder hereof in person or by duly authorized attorney, upon surrender of this Warrant properly endorsed. Each taker and holder of this Warrant, by taking or holding the same, consents and agrees that this Warrant, with proper endorsements and assignments in blank, shall be deemed negotiable; provided, that the last holder of this Warrant as registered on the books of the Company may be treated by the Company and all persons dealing with this Warrant as the absolute owner hereof for any purposes and as the person entitled to exercise the rights represented by this Warrant or to transfer hereof on the books of the Company, any notice to the contrary notwithstanding, unless and until such holder seeks to transfer registered ownership of this Warrant on the books of the Company and such transfer is effected.

9. Miscellaneous.

9.1. No Rights as Stockholder. Except as provided in this Warrant, no holder of this Warrant, by virtue of ownership of this Warrant, shall be entitled to vote or receive dividends or be deemed the holder of Conversion Shares or any other securities of the Company which may at any time be issuable upon the exercise or conversion hereof for any purpose, nor shall anything contained herein be construed to confer upon the holder of this Warrant, as such, any of the rights of a stockholder of the Company or any right to vote for the election of directors or upon any matter submitted to stockholders at any meeting thereof, or to give or withhold consent to any Company action or to receive notice of meetings, or to receive dividends or subscription rights or otherwise until the Warrant shall have been exercised or converted and the Conversion Shares purchasable upon the exercise or receivable upon the conversion hereof shall have become deliverable, as provided herein.

9.2. Replacement. On receipt of evidence reasonably satisfactory to the Company of the loss, theft, destruction or mutilation of this Warrant and, in the case of loss, theft or destruction, on delivery of an indemnity agreement, or bond reasonably satisfactory in form and amount to the Company or, in the case of mutilation, on surrender and cancellation of this Warrant, the Company, at its expense, will execute and deliver, in lieu of this Warrant, a new Warrant of like tenor.

9.3. Notice. Any notice required or permitted by this Warrant shall be in writing and shall be deemed sufficient upon delivery, when delivered personally, by an internationally-recognized delivery service (such as Federal Express or UPS) or by facsimile transmission, addressed to the party to be notified at such party’s address as set forth in the Purchase Agreement or as subsequently modified by written notice.

9.4. No Impairment. The Company will not, by amendment of its organizational documents or through any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Company, but will at all times in good faith assist in the carrying out of all the provisions in the Warrant.

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9.5. Amendments. The terms and provisions of this Warrant may not be modified or amended, or any provisions hereof waived, temporarily or permanently, except by written consent of the Company and the Holder hereof.

9.6. No Waiver by Holder. The failure of the Holder to exercise any of its rights, remedies, powers, or privileges hereunder in any instance will not constitute a waiver thereof in respect of that or any other instance.

9.7. Governing Law. This Warrant and any controversy arising out of or relating to this Warrant shall be governed by and construed in accordance with the General Corporation Law of the State of Delaware as to matters within the scope thereof, and as to all other matters shall be governed by and construed in accordance with the internal laws of the Commonwealth of Massachusetts, without regard to conflict of law principles that would result in the application of any law other than the law of the Commonwealth of Massachusetts.

9.8. Jurisdiction. Any and all dispute arising out of or in connection with this Warrant shall be submitted to any federal or state court situated in the Commonwealth of Massachusetts.

[Remainder of Page Left Blank Intentionally]

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IN WITNESS WHEREOF, this Warrant is executed as of this ____ day of December, 2015.

MYOMO, INC.

By:
Name:
Title:

[Signature Page to Warrant]

EXHIBIT 1

NOTICE OF EXERCISE

TO: MYOMO, INC.

1. The undersigned hereby elects to purchase ____________ shares of __________ stock of MYOMO, INC. pursuant to the terms of the attached Warrant, and tenders herewith payment of the purchase price of such Conversion Shares in full.

2. Please issue a certificate or certificates representing said Conversion Shares in the name of the undersigned or in such other name as is specified below:

(Name)

(Address)

3. The undersigned represents that the aforesaid Conversion Shares are being acquired for the account of the undersigned for investment and not with a view to, or for resale in connection with, the distribution thereof and that the undersigned has no present intention of distributing or reselling such Conversion Shares.

Signature